UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
December 10, 2008
Date of Report (Date of earliest event reported)
HLTH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-24975	94-3236644

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
669 River Drive, Center 2
Elmwood Park, New Jersey 07407-1361
(Address of principal executive offices, including zip code)
(201) 703-3400
(Registrant’s telephone number, including area code)
(Former name or address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     At the 2008 Annual Meeting of Stockholders of WebMD Health Corp. (which we refer to as “WebMD”) held on December 10, 2008, stockholders of WebMD approved an amendment (which we refer to as the “Plan Amendment”) to WebMD’s Amended and Restated 2005 Long-Term Incentive Plan (which we refer to as the “WebMD 2005 Plan”). The Plan Amendment increased the total number of shares of WebMD Class A Common Stock issuable under the WebMD 2005 Plan by 5,500,000 shares, to a total of 14,500,000 shares. On November 5, 2008, WebMD filed a Proxy Statement relating to its 2008 Annual Meeting (which we refer to as the “WebMD 2008 Proxy Statement”). To the extent required by Item 5.02 of Form 8-K, the disclosures regarding the WebMD 2005 Plan and the Plan Amendment contained in “Proposal 2” in the WebMD 2008 Proxy Statement and the copy of the WebMD 2005 Plan attached as Annex A to the WebMD 2008 Proxy Statement are incorporated by reference herein pursuant to General Instruction B.3 of Form 8-K. WebMD is a publicly traded subsidiary of HLTH Corporation.
     Following the approval of the Plan Amendment, WebMD made a broad-based grant to its directors, officers and employees, on December 10, 2008, of equity awards under the WebMD 2005 Plan, pursuant to which:
•	options to purchase a total of approximately 5.3 million shares of WebMD Class A Common Stock were granted, with an exercise price of $23.61 per share (the closing price of WebMD Class A Common Stock on the Nasdaq Global Select Market on the date of grant); and

•	a total of approximately 530,000 shares of restricted WebMD Class A Common Stock were granted.
Both the options and the shares of restricted stock granted by WebMD to its officers and employees are scheduled to vest as follows: 25% on March 31, 2010; 25% on March 31, 2011; 25% on March 31, 2012; and 25% on March 31, 2013. WebMD’s outside directors were not granted restricted stock and the options granted to them are scheduled to vest 25% per year, on each of the first four anniversaries of the date of grant.
     HLTH Corporation also made grants of equity awards to its directors, officers and employees on December 10, 2008, pursuant to which:
•	options to purchase a total of approximately 2.2 million shares of HLTH Common Stock were granted, with an exercise price of $9.46 per share (the closing price of HLTH Common Stock on the Nasdaq Global Select Market on the date of grant); and

•	a total of approximately 375,000 shares of restricted HLTH Common Stock were granted.
The options granted by HLTH to its officers and employees are scheduled to vest 25% per year, on each of the first four anniversaries of the date of grant; and the restricted stock granted to them is scheduled to vest 33 1/3% per year on each of the first three anniversaries of the date of grant. HLTH’s outside directors were not granted restricted stock and the options granted to them are scheduled to vest as follows: 25% on the first anniversary of the date of grant and 1/48 of the grant monthly thereafter (with full vesting on the fourth anniversary of the date of grant).
     In connection with grants made on December 10, 2008 by WebMD to Wayne Gattinella, Chief Executive Officer of WebMD, his employment agreement with WebMD is being amended to set forth certain terms applicable to such grants, including:

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•	he may resign any time after the first anniversary of the occurrence of a Change of Control of HLTH or a Change of Control of WebMD (which are defined not to include a transaction between HLTH and WebMD), in which case the options granted to him on December 10, 2008 will continue to vest and remain outstanding through the second anniversary of the Change of Control and the portion of the restricted stock grant that would have vested through the second anniversary of the Change of Control will accelerate to the date of termination, subject to the terms of the employment agreement; and

•	if his employment is terminated by WebMD without Cause or by him for Good Reason following the Change of Control, the options and restricted stock granted to him on December 10, 2008 will be treated in the same manner as described above.
In addition, the employment agreement between HLTH and Mark Funston, Chief Financial Officer of each of HLTH and WebMD, is being amended to provide that so long as he serves as an employee of either HLTH or WebMD, he shall not be eligible for the severance specified in the agreement.
     The employment agreements with Messrs. Gattinella and Funston and other executive officers of HLTH are also being amended in a manner that is intended to bring the provisions in those agreements relating to severance payments and other post-termination compensation into compliance with Section 409A of the Internal Revenue Code and the final regulations thereunder. As previously disclosed, HLTH and WebMD do not offer any deferred compensation plans and do not offer any retirement plans, other than 401(k) plans generally available to employees.
     The employment agreements with Messrs. Gattinella and Funston, prior to the amendments described above, were described in the Proxy Statement for HLTH’s 2008 Annual Meeting, filed on November 3, 2008, under the heading “Executive Compensation — Employment Agreements with Named Executive Officers” and, to the extent required by Item 5.02 of Form 8-K, those descriptions are incorporated by reference into this Current Report pursuant to General Instruction B.3 of Form 8-K.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HLTH CORPORATION
Dated: December 16, 2008	By:	/s/ Lewis H. Leicher
Lewis H. Leicher
Senior Vice President

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